Education Management Corporation Announces Extension of Exchange Offer

Pittsburgh, October 29, 2014 - Education Management Corporation (“EDMC” and together with its consolidated subsidiaries, the “Company”) (NASDAQ: EDMC) announced today that it has extended until 11:59 p.m., New York City time, on November 24, 2014 the expiration date (such date and time, as the same may be further extended, the “New Expiration Date”) for its previously announced private offer to exchange (the “Exchange Offer”) all outstanding Senior Cash Pay/PIK Notes due 2018 and Senior PIK Toggle Notes due 2018 issued by certain of its subsidiaries (collectively, the “Notes”) for a combination of mandatory convertible preferred stock of EDMC and warrants to purchase common stock of EDMC. The Exchange Offer is being conducted in furtherance of the Company’s previously announced financial restructuring (the “Restructuring”). The expiration date for the Exchange Offer had previously been 11:59 p.m., New York City time, on October 29, 2014.
To date, more than 90% of the Notes have been tendered in the Exchange Offer and holders of approximately 98% of the aggregate claims in respect of the Notes and the Company’s credit facilities have contractually committed to participate in the Restructuring. Notwithstanding the success of the Exchange Offer, the Company has exercised its right to extend the expiration date under an arrangement with Marblegate Asset Management, LLC and Magnolia Road Capital LP (together, the “Minority Noteholders”) in connection with litigation that the Minority Noteholders commenced yesterday in the United States District Court for the Southern District of New York. The Minority Noteholders, who own approximately $20 million of the Notes, seek to enjoin the Restructuring. In their application for preliminary injunctive relief, they argue that the Company should “refashion” the Restructuring, “simply keeping [the Minority Noteholders’] Notes in place and pay[ing] the interest and principal when due”, while other creditors exchange their debt claims for equity interests.
Consistent with the terms of the agreements governing the Restructuring, the Company intends to defend this litigation vigorously. A hearing on the Minority Noteholders’ motion for preliminary injunctive relief has been scheduled for November 18, 2014. If the motion is denied, the Company will move to consummate the Restructuring as soon as practicable thereafter. In the meantime, pending resolution of the motion, the Company has agreed not to consummate the Restructuring and to keep the Exchange Offer open, and the Minority Noteholders have agreed that the Company will not need to pay the cash interest owed in respect of their Notes.
Holders who have previously tendered their Notes do not need to take any action in response to the foregoing announcements in order to receive the consideration set forth in the Offering Circular dated October 1, 2014 (the “Offering Circular”) and the documents related thereto (together with the Offering Circular, the “Exchange Offer Documents”), all of which remain unchanged except as set forth in this press release. Holders of the Notes are accordingly referred to the Exchange Offer Documents for the detailed terms and conditions of the Exchange Offer.
The Company’s obligations with respect to the Exchange Offer are set forth solely in the Exchange Offer Documents. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Exchange Offer is being made only by, and pursuant to the terms of, the Exchange Offer Documents. The Exchange Offer is not being made in any jurisdiction in which the making thereof would not be in compliance with the applicable laws of such jurisdiction.
Holders of the Notes who desire a copy of the eligibility certification for the Exchange Offer should visit the website for this purpose at http://main.dfking.com/edmc/ or request instructions by sending an email to edmc@dfking.com or by calling D.F. King & Co., Inc., as Information Agent for the Exchange Offer, at (212) 269-5550.
About the Company
Education Management Corporation (www.edmc.edu) is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. The Company offers academic programs to students through campus-based and online instruction, or through a combination of both. The Company is committed to offering quality academic programs and strives to improve the learning experience for its students. Its educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.
Cautionary Statements
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. Forward-looking statements include, but are not limited to, statements about the benefits and timing of the Exchange Offer and the proposed restructuring; the principal amount of Notes that will be tendered in the Exchange Offer; the implementation of a management incentive plan in connection with the proposed restructuring; and the satisfaction or waiver of certain conditions to the Exchange Offer. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Some of the factors that could cause actual results to differ materially include, but are not limited to: risks associated with the ability to consummate the proposed restructuring and the Exchange Offer and the timing of the proposed restructuring and the Exchange Offer; the ability to realize the anticipated benefits of the proposed restructuring and the Exchange Offer; changes in the overall U.S. or global economy; changes in enrollment or student mix; student retention; the Company’s ability to maintain eligibility to participate in Title IV programs; changes in government spending; increased or unanticipated legal and regulatory costs; success of cost-cutting initiatives and growth strategies; changes in accreditation standards; the implementation of new operating procedures for the Company’s fully online programs; government and regulatory changes including revised interpretations of regulatory requirements that affect the postsecondary education industry; new programs and operational changes implemented in response to the “gainful employment” financial metrics; the potential impact of the draft “gainful employment” regulation expected to be issued by the U.S. Department of Education; and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements, except as required by securities laws.

Investor Contact:
John Iannone
Director of Investor Relations
(412) 995-7727

Media Contact:
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VP of Communications
(412) 995-7187